Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

January 30, 2026

Royal Bank of Canada,

200 Bay Street,

Royal Bank Plaza,

Toronto, Ontario,

Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) as described in the Prospectus Supplement dated January 27, 2026 (the “Prospectus Supplement”) to the Prospectus dated December 20, 2023 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-275898 (the “Registration Statement”). We hereby confirm to you that the statements of U.S. tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement are our opinion and constitute a fair and accurate summary of the material tax consequences of owning the Notes, Preferred Shares Series CA acquired on a Recourse Event, and Common Shares acquired on a Recourse Event that is a Trigger Event or on an NVCC Automatic Conversion after the Preferred Shares Series CA are delivered to holders of Notes, subject to the limitations and exceptions set forth in the Prospectus Supplement and the Prospectus. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Prospectus Supplement.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K incorporated by reference in the Registration Statement, and to the reference to our opinion in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A

Title of Note	Date of Prospectus Supplement	Date of Issue of Note

US$ 1,000,000,000 6.500% Limited Recourse Capital Notes, Series 8 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) due 2086	January 27, 2026	January 30, 2026